NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ("NYSE" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the entire class of American Depositary Shares, each representing ten ordinary shares, par value $0.001 per share ("ADSs") of Leju Holdings Limited (the "Company") from listing and registration on the Exchange on May 10, 2024, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the ADSs is no longer suitable for continued listing and trading on the NYSE. The Exchange reached its decision to delist the Company's ADSs pursuant to Section 802.01B of the NYSE Listed Company Manual since the Company has a total market capitalization of less than $50 million over a 30 trading-day period and a stockholders' equity of less than $50 million. NYSE Regulation reached its decision to delist the Company's ADSs pursuant to Section 802.03 of the NYSE Listed Company Manual, because the Company submitted a business plan that did not demonstrate an ability to return to compliance with continued listing standards within 18 months of notice from the Exchange as required by Section 802.03 of the NYSE Listed Company Manual. On April 11, 2024, the Exchange determined that the ADSs of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the ADSs from listing and registration on the NYSE. The Company was notified by letter on April 11, 2024. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on April 11, 2024. Trading in the ADSs was suspended at the close of the market on April 11, 2024. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange (the "Committee") the determination to delist the ADSs, provided it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company did not file such request within the specified period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.